AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT to the Distribution Agreement dated March 31, 2020 (the “Agreement”) by and among ETF Series Solutions (the “Trust”), a Delaware statutory trust, Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company, and, with respect to Article 5 of the Original Agreement (as defined below), Distillate Capital Partners, LLC (the “Adviser,” and together with the Trust and the Distributor, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into the Agreement.

WHEREAS, the Agreement incorporates by reference the terms of a Distribution Agreement among the Parties dated October 15, 2018 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the series of the Trust set forth in Schedule A to the Original Agreement, and incorporated by reference into the Agreement; and

WHEREAS, Article 13 of the Original Agreement, incorporated by reference into the Agreement, allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the Parties agree as follows:

Schedule A of the Original Agreement is replaced with the Schedule A attached hereto.

This amendment will become effective upon the commencement of operations of the series being added in the attached Schedule A. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS		DISTILLATE CAPITAL PARTNERS, LLC

/s/ Michael D. Barolsky		/s/ Matthew T. Swanson
Michael D. Barolsky, VP and Secretary		Matthew T. Swanson, COO
Date:	12/3/2020	Date:	12/3/2020

QUASAR DISTRIBUTORS, LLC

/s/ Mark Fairbanks
Mark Fairbanks, VP
Date:	12.3.2020

SCHEDULE A

Distillate U.S. Fundamental Stability & Value ETF
Distillate International Fundamental Stability & Value ETF